“Exhibit 99.1”

99¢ ONLY STORES® ANNOUNCES FORMATION OF SPECIAL COMMITTEE OF BOARD OF DIRECTORS AND RETENTION OF ADVISORS

CITY OF COMMERCE, California – April 11, 2011 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) today announced that its board of directors has formed a special committee of independent directors (the “Special Committee”) to, among other things, consider the proposal made on March 10, 2011 by members of the Schiffer/Gold family, together with Leonard Green & Partners, L.P. (“LGP”), to acquire the Company in a “going private” transaction for $19.09 per share in cash.  The Special Committee is also authorized to consider other proposals and strategic alternatives which may be available to the Company.  The Special Committee members are Lawrence Glascott, Marvin Holen and Peter Woo.

The Special Committee has retained Lazard as financial advisor and Morrison & Foerster LLP as legal counsel.

The Schiffer/Gold family has assured the Company that they will support a full and open process and will consider other bidders arising from such process.

The Company cautions its shareholders and others considering trading in its securities that the proposal from the Schiffer/Gold family and LGP has not yet been evaluated.  There can be no assurance that any definitive offer to acquire the Company will be made, or if made what the terms thereof will be, or that this or any other transaction will be approved or consummated.

About 99¢ Only Stores®

Founded in 1982, 99¢ Only Stores® currently operates 285 extreme value retail stores consisting of 211 stores in California, 35 in Texas, 27 in Arizona, and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores.  Over half of the Company's sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.  The Company's New York Stock Exchange symbol is NDN.

Forward Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include the uncertainties set forth in this press release regarding whether an acquisition of the Company will be consummated upon the terms proposed by the Schiffer/Gold family and LGP, or at all. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  The shareholders of the Company and other readers are cautioned not to put undue reliance on any forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.